EXHIBIT C

                              ESCROW AGREEMENT

     This ESCROW AGREEMENT (the "Agreement"), dated as of November 7, 2000, by and among California Investment Fund, LLC, a California limited liability Company (the "Buyer"), Dynex Capital, Inc., a Virginia corporation (the "Target") and U.S. Trust Company, National Association, (the "Escrow Agent").

     WHEREAS, concurrently with the execution of this Agreement, the parties hereto are entering into that certain Agreement and Plan of Merger, dated November 7, 2000 (the "Merger Agreement"), by and among the Buyer, DCI Acquisition Corporation, a Virginia corporation (the "Transitory Subsidiary"), and the Target;

     WHEREAS pursuant to Section 2(g) of the Merger Agreement, the Buyer is required to deposit 572,178 shares of common stock of the Target (the "Escrow Shares") and, subject to certain conditions set forth in the Merger Agreement, the Buyer may deposit $1,000,000 in immediately available funds (the "Escrow Fund," and together with the Escrow Shares, the "Escrow Deposit") in escrow, solely to satisfy obligations arising pursuant to
Section 7(c) of the Merger Agreement;

     WHEREAS the Target, the Buyer and the Escrow Agent desire to evidence their agreement with respect to the Escrow Fund, if any, and the Escrow Shares.

     NOW, THEREFORE, in consideration of the covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1.     Appointment.
                    -----------

     The Buyer and the Target hereby appoint and designate U.S. Trust Company, National Association, to act as Escrow Agent hereunder, on the terms and subject to the conditions set forth in this Agreement, and the Escrow Agent hereby accepts such appointment. The fees to be paid to the Escrow Agent for its services hereunder are set forth in Exhibit A hereto.

     Section 2.     Establishment of Escrow.
                    -----------------------

     (a) Simultaneously with the execution and delivery of this Agreement, or as promptly thereafter as is reasonably practicable, the Buyer shall transfer the Escrow Shares, together with one or more stock powers executed in blank, to the Escrow Agent as provided in Section 2(g) of the Merger Agreement; provided, however, that the Buyer shall remain the record owner of the Escrow Shares. Additionally, on or prior to the date which is thirty days after the date of the Merger Agreement (or on the next succeeding business day if such thirtieth day is not a business day), the Buyer may elect, in accordance with, and subject to the restrictions of, Section 2(g) of the Merger Agreement, to deposit the Escrow Fund with the Escrow Agent.

     (b) Escrow Shares. (i) The parties hereto agree that dividends or other distributions with respect to the Escrow Shares shall become part of the Escrow Deposit.

          (ii) As long as the Escrow Shares remain subject to this Agreement, all voting rights with respect to the Escrow Shares shall be exercised by the Buyer.

     (c) Escrow Agent. The Escrow Agent hereby agrees to act as escrow agent hereunder, accepts the Escrow Shares and agrees to accept the Escrow Fund, if any, and to hold and disburse the Escrow Fund, if any, and the Escrow Shares in accordance with the terms and conditions of this Agreement for the uses and purposes stated therein and herein.

     Section 3. (a) Investment of Escrow Fund. The Buyer and the Target hereby authorize and direct the Escrow Agent to invest the Escrow Fund, if any, if and when deposited with the Escrow Agent, in any of the following investments (as so invested, hereinafter referred to as the "Escrow Account") as instructed by the Buyer in writing (an "Investment
Instruction") to the Escrow Agent from time to time:

     (i) marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by an agency thereof and backed by the full faith and credit of the United States of America;

     (ii) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof which, at the time of acquisition, have the highest rating obtainable from either the Standard & Poor's division of the McGraw-Hill Companies, Inc. ("S&P") or Moody's Investors Service, Inc. ("Moody's");

     (iii) commercial paper which, at the time of acquisition, has the highest rating obtainable from either S&P or Moody's;

     (iv) certificates of deposit, repurchase agreements, or bankers' acceptances issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia which has combined capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

     (v) money market funds organized under the laws of the United States of America or any State thereof that invest not less than seventy-five percent (75%) of their funds in any of the investments permitted under (i),
(ii), (iii) and (iv) above, including funds for which the Escrow Agent or an affiliate of the Escrow Agent acts as an investment provider or provides other services; and

     (vi) such other investments as the Buyer, the Target and the Escrow Agent may mutually agree upon.

     Any investment in which the Escrow Fund, if any, is invested must have a maturity of less than ninety (90) days. The Buyer will promptly deliver to the Target a copy of each Investment Instruction delivered by the Buyer to the Escrow Agent hereunder. All interest or other return earned by the investment of the Escrow Fund, if any, and received by the Escrow Agent (the "Interest") shall become part of the Escrow Fund. Monies held hereunder which are uninvested pending disbursement or receipt of proper Investment Instructions may be invested in investments described in clause
(v) above.

     Section 4.     Use of Escrow Deposit.
                    ---------------------

     (a) In the event, and only in the event, that:

          (i) the Buyer terminates the Merger Agreement pursuant to, solely, Section 7(a)(v) of the Merger Agreement as a result of the failure to satisfy the closing condition set forth in Section 6(a)(x) of the Merger Agreement (the "Financing Condition"), the Target shall deliver to the Escrow Agent and the Buyer a request (an "Escrow Deposit Request") executed by the Target which represents and warrants that the Target is asserting a claim (a "Claim") for the Escrow Shares and the full amount of the Escrow Fund, if any, pursuant to this
     Section 4(a)(i) as a result of the failure of the Buyer to satisfy the Financing Condition;

          (ii) the Target terminates the Merger Agreement pursuant to
     Section 7(a)(vii) of the Merger Agreement as a result of the failure to satisfy the closing condition set forth in Sections 6(b)(ii) or 6(b)(iii) of the Merger Agreement (a "Material Breach"), the Target shall deliver to the Escrow Agent and the Buyer an Escrow Deposit Request executed by the Target which (A) describes the Material Breach and the basis for asserting the Claim for the Escrow Shares and the Escrow Fund, if any, pursuant to this Section 4(a)(ii) in reasonable detail and (B) represents and warrants that the Target is asserting a Claim pursuant to this Section 4(a)(ii) for the Escrow Shares and the full amount of the Escrow Fund, if any, as a result of the Material Breach; or

          (iii) the Buyer terminates the Merger Agreement pursuant to
     Section 7(a)(vi) of the Merger Agreement as a result of the failure to satisfy the closing condition set forth in Section 6(a)(xii) of the Merger Agreement (the "Bondholder Condition"), and provided that the Buyer has not elected to purchase the Target loans or participations put to the Buyer pursuant to Section 7(c)(ii)(A) of the Merger Agreement, the Target shall deliver to the Escrow Agent and the Buyer an Escrow Deposit Request executed by the Target which represents and warrants that the Target is asserting a Claim for the Escrow Shares (but not, in any event, the Escrow Fund), pursuant to this Section 4(a)(iii) as a result of the failure to satisfy the Bondholder Condition.

     (b) The Target acknowledges and agrees that if the Buyer has a right to terminate the Merger Agreement both as a result of a failure to satisfy the Financing Condition and as a result of a failure to obtain Bondholder Consent, the Buyer shall be deemed to have terminated the Merger Agreement as a result of failure to obtain Bondholder Consent. In such case, the Target may assert a claim for the Escrow Shares but the Buyer may not assert a claim for the Escrow Fund, if any.

     (c) If the Buyer objects to any such Claim, the Buyer shall provide the Escrow Agent and the Target with a written objection thereto setting forth in reasonable detail the reasons for such objection within (i) fifteen (15) calendar days following receipt by the Buyer of said Escrow Deposit Request in the case of Sections 4(a)(i) or 4(a)(iii) hereof or (ii) thirty (30) calendar days following receipt by the Buyer of said Escrow Deposit Request in the case of Section 4(a)(ii) hereof. If the Buyer shall object to any such Claim, the provisions of Section 6(e) shall apply and no disbursements shall be made except in accordance with Section 6(e). If the Buyer shall not object to any such Claim asserted pursuant to clauses (i) or (ii) of Section 4(a) above, the Escrow Agent shall disburse the Escrow Fund (including any Interest thereon), if any, and the Escrow Shares (including any dividends or distributions with respect thereto) to the Target. If the Buyer shall not object to any such Claim asserted pursuant to clause (iii) of Section 4(a) above, the Escrow Agent shall (1) disburse the Escrow Shares (including any dividends or distributions with respect thereto) to the Target and (2) disburse the Escrow Fund (including any Interest thereon), if any, to the Buyer.

     Section 5. Escrow Date. Subject to the terms and provisions of this
Section 5 and upon written notice to the Escrow Agent of the occurrence of the Escrow Deposit Release Date (as defined below), the Escrow Agent shall disburse the Escrow Fund (together with any Interest thereon), if any, and the Escrow Shares (together with any dividends or other distributions with respect thereto) to the Buyer on the date which is the earlier to occur of
(i) the Closing Date (as defined in the Merger Agreement) or (ii) the date upon which the Merger Agreement is terminated (unless such termination results from the failure to satisfy the Financing Condition, the failure to satisfy the Bondholder Condition or a Material Breach) (the "Escrow Deposit Release Date"). In the event, however, that the Escrow Agent has received, on or before such Escrow Deposit Release Date, an Escrow Deposit Request for which the Escrow Agent may be required to disburse the Escrow Deposit or the Escrow Shares, as applicable, to the Target pursuant to Section 4 above or Section 6(e) below, the Escrow Agent shall disburse the Escrow Deposit or the Escrow Shares, as applicable, in accordance with such sections.

     Section 6. Escrow Agent. In order to induce the Escrow Agent to hold, invest, and disburse the Escrow Deposit as required by this Agreement, the Buyer and the Target do hereby agree that:

     (a) The functions and duties of the Escrow Agent with respect to disbursements hereunder are those of an independent contractor and include only those set forth in this Agreement. The Escrow Agent is not entitled to act in any manner whatsoever except in accordance with the terms and conditions of this Agreement or pursuant to written instructions or demands given in accordance with such terms and conditions.

     (b) Any checks or drafts deposited in the Escrow Fund, if any, with the Escrow Agent under this Agreement will be processed in the normal course of business. The Escrow Agent shall not be liable for any loss caused by the failure, suspension, bankruptcy or dissolution of any Escrow Account in which the Escrow Fund, if any, is deposited.

     (c) The Escrow Agent, in the absence of gross negligence, willful misconduct or a breach of this Agreement, shall not be liable for any loss or damage resulting from the following:

          (i) Any default, error, action or omission of any other party.

          (ii) The expiration of any time limit or other delay.

          (iii) Lack of authenticity, sufficiency and effectiveness of any documents delivered to it and lack of genuineness of any signature or authority of any person to sign any such document.

          (iv) Any loss or impairment of funds deposited in the course of collection or while on deposit in a federally or state insured account with a trust company (other than the Escrow Agent), bank, savings bank, or savings association resulting from the failure, insolvency or suspension of such institution.

          (v) Compliance by the Escrow Agent with any and all legal process, writs, orders, judgments and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

          (vi) The Escrow Agent's assertion or failure to assert any cause of action or defense in any judicial, administrative or other proceeding either in its own interest or in the interest of any other party or parties, provided the Escrow Agent shall have furnished timely written notice of such proceeding to the parties hereto.

     (d) The Escrow Agent shall not be liable, absent gross negligence or willful misconduct, for its failure to inquire into the authenticity of any written instructions or other documents delivered to it as required by this Agreement or its failure to inquire as to the genuineness of any signature or authority of any person to issue such instructions or execute such other documents.

     (e) If there is any dispute regarding the disbursement of all or any portion of the Escrow Shares or the Escrow Fund, if any, that has not been finally resolved, the parties shall promptly commence binding arbitration in New York, New York in accordance with the commercial arbitration rules of the American Arbitration Association. Judgment upon the decision of the arbitrator may be entered in any court having jurisdiction. The Escrow Agent shall continue to hold all of the Escrow Shares or Escrow Fund, if any, as to which such dispute relates, in its possession until directed to disburse the same in accordance with (i) the joint instructions of the Target and the Buyer or (ii) a final unappealable judgment of a court of competent jurisdiction. In lieu of the foregoing, the Escrow Agent may deposit the disputed amount of Escrow Deposit with a court of competent jurisdiction and commence an action of interpleader between the parties in dispute. The Buyer and the Target agree to indemnify the Escrow Agent against all court costs and reasonable attorney's fees in connection with any litigation regarding this Agreement other than any such litigation arising from the gross negligence, willful misconduct or breach of this Agreement by the Escrow Agent. The Escrow Agent agrees to: (i) first, collect such indemnity amount from the Escrow Deposit and (ii) thereafter, to use reasonable efforts to collect the balance of such indemnity amount, if any, 50% from the Buyer and 50% from the Target.

     (f) The Escrow Agent may resign for any reason, upon not less than thirty (30) days prior written notice to the parties to this Agreement, which notice shall specify the date and time as of which such resignation shall become effective. Upon the effectiveness of such resignation, the Escrow Agent shall deliver all cash, if any, or property in its possession under this Agreement to any successor escrow agent appointed in writing by the Buyer (subject to the reasonable approval of the Target), as directed in written directions signed by the Buyer, or if no successor escrow agent has been appointed, to any court of competent jurisdiction in New York, New York. Upon such delivery, the Escrow Agent shall be released from any and all further liability under this Agreement.

     Section 7. Tax Identification Number. The Buyer's tax identification number for reporting purposes under this Agreement is 33-0688954. All Interest shall initially be chargeable to the Buyer for tax purposes. If any Interest is released to the Target, such Interest shall be chargeable to the Target for tax purposes. The Target's tax identification number for reporting purposes under this Agreement is 52-1549373.

     Section 8. Escrow Fee. All fees and charges of the Escrow Agent in connection with the initiation and administration of this Agreement shall be paid 50% by the Target and 50% by Buyer.

     Section 9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of New York.

     Section 10. Successors and Assigns. Except as otherwise expressly provided herein, the terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to, or shall, confer on any person, other than any of the parties hereto, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 11. Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     Section 12. Construction. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof. All section and article references are to this Agreement, unless otherwise expressly provided. As used in this Agreement,
(a) "hereof", "hereunder", "herein" and words of like import shall be deemed to refer to this Agreement in its entirety and not just a particular section of this Agreement, and (b) unless the context otherwise requires, words in the singular number or in the plural number shall each include the singular number or the plural number, words of the masculine gender shall include the feminine and neuter, and, when the sense so indicates, words of the neuter gender shall refer to any gender.

     Section 13. Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. Any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     Section 14. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     Section 15. Notices. Any notice, request, instruction or other document to be given hereunder (a "Notice") by any party hereto to any other party shall be in writing and delivered personally, sent by a recognized worldwide or nationwide (whichever is applicable) overnight delivery service with charges prepaid, sent by registered or certified mail with postage prepaid, or sent by facsimile transmission:

          if to the Buyer, to:

          California Investment Fund, LLC
          550 West C Street, 10th Floor
          San Diego, California  92101
          Facsimile:    (619) 687-5010
          Confirmation: (619) 687-5000
          Attention:  Michael Kelly

          with a copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, NY  10004-1980
          Facsimile:    (212) 859-4000
          Confirmation: (212) 859-8000
          Attention:  Stephen Fraidin, Esq.

          if to the Target, to:

          Dynex Capital, Inc.
          4551 Cox Road, Suite 300
          Glen Allen, Virginia  23060
          Facsimile:    (804) 217-5860
          Confirmation: (804) 217-5861
          Attention:  Thomas H. Potts

          with a copy to:

          Venable, Baetjer and Howard, LLP
          2010 Corporate Ridge, Suite 400
          McLean, Virginia  22102-7847
          Facsimile:    (703) 821-8949
          Confirmation: (703) 760-1920
          Attention:  Elizabeth R. Hughes, Esquire

          if to the Escrow Agent, to:

          U.S. Trust Company, National Association
          515 South Flower Street, Suite 2700
          Los Angeles, CA  90071
          Facsimile:    (213) 488-1370
          Confirmation: (213) 861-5000
          Attention:  Corporate Trust Division

or at such other address for a party as shall be specified by like Notice. Any Notice which is sent in the manner provided herein shall be deemed to have been duly given to and received by the party to whom it is directed upon actual receipt by such party, except that any Notice sent by facsimile transmission shall be deemed to have been given and received upon confirmation of transmission; provided that Notice so sent is promptly followed by duplicate Notice to that same party sent by registered or certified mail, postage prepaid, or sent by recognized worldwide or nationwide courier (whichever is applicable) delivery overnight service with charges prepaid. All communications to be given or made herewith shall be in the English language.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.


                                       DYNEX CAPITAL, INC.


                                       By: /s/ Thomas H. Potts
                                          ---------------------------------
                                          Name:  Thomas H. Potts
                                          Title: President



                                       CALIFORNIA INVESTMENT FUND, LLC.


                                       By: /s/ Michael Kelly
                                          ---------------------------------
                                          Name:   Michael Kelly
                                          Title:  Managing Member

                                       U.S. TRUST COMPANY, NATIONAL
                                       ASSOCIATION

                                       By: /s/ Lawrence E. Gerquest
                                          ---------------------------------
                                          Name:  Lawrence E. Gerquest
                                          Title: Authorized Signatory